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                                                                    Exhibit 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 2000, is by and between Pemco Aviation Group, Inc., a Delaware corporation (the "Company"), and Ronald A. Aramini ("Executive").

                                    RECITALS

     WHEREAS, pursuant to that certain Employment Agreement dated January 1, 2000 (the "Original Agreement"), the Company has employed Executive as its President and Chief Executive Officer;

     WHEREAS, the Company and Executive have agreed to amend the Original Agreement to reflect recent discussions between the parties and to more specifically address certain issues that have arisen since, or that may have been unclear in, the Original Agreement;

     WHEREAS, the Company understands that a potential change of control or ownership of the Company will present significant concerns for Executive with respect to his financial and job security;

     WHEREAS, the Company desires to assure itself of Executive's services during any period in which it is confronting such a situation and to provide Executive with certain financial assurances to enable Executive to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances; and

     WHEREAS, to achieve these objectives, the Company and Executive desire to enter into this Amended and Restated Employment Agreement providing, among other things, the Company and Executive with certain rights and obligations upon the occurrence of a change of control.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive as President
        ----------
and Chief Executive Officer, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2. Term. The period of employment of Executive by the Company hereunder
        ----
(the "Employment Period") shall commence on January 1, 2000 and shall terminate on December 31, 2005, unless extended in writing by the parties. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

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     3. Position and Duties. During the Employment Period, Executive shall serve
        -------------------
as President and Chief Executive Officer of the Company. Executive shall have those powers and duties normally associated with the position of President and Chief Executive Officer and such other powers and duties as may be prescribed by the Board of Directors of the Company (the "Board").

     4. Outside Business Activities Precluded. During the Employment Period,
        -------------------------------------
Executive shall devote his full energies, interest, abilities and productive time to the performance of this Agreement. Executive shall not, without the prior written consent of the Company, perform other competitive services of any kind or engage in any other business activity, with or without compensation. Executive shall not, without the prior written consent of the Company, engage in any activity adverse to the Company's interests. Nothing contained herein is intended to prohibit Executive from spending a reasonable amount of time managing his personal investments and discharging his civic responsibilities and other permitted activities as long as such activities do not interfere with his duties and obligations under this Agreement.

     5. Compensation and Related Matters.
        --------------------------------

     (a) Salary. The Company shall pay Executive an annual base salary of $250,000 ("Base Salary") during each calendar year of the Employment Period, prorated for any year in which this Agreement is in effect for only a portion of the calendar year. Executive's Base Salary shall be payable in approximately equal installments in accordance with the Company's customary payroll practices. Executive's Base Salary shall be reviewed by the Company from time to time at its discretion, and Executive shall receive such salary increases, if any, as the Company, in its sole discretion, shall determine. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

     (b) Bonus. The Board's compensation committee (the "Compensation Committee") shall maintain an executive bonus pool which will permit Executive to earn a cash bonus each year of his Employment Period, based on a target bonus equal to at least 100% of his Base Salary and based upon the operating profits of the Company and the performance of Executive. The amount of Executive's cash bonus shall be determined in the sole discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of performance targets established by the Compensation Committee from time to time. The Compensation Committee has established an executive bonus program for the fiscal year 2001, a copy of which is attached hereto as Exhibit A, which sets forth a
                                                 ---------
target bonus for Executive and allows Executive to earn up to 175% of said target bonus (depending upon the financial performance of the Company).

     (c) Stock Options. As of January 1, 2000, the Company granted to Executive stock options to purchase 100,000 shares of the Company's common stock at an exercise price equal to the fair market value per share of the common stock on the date of issuance. Such options have and will continue to vest on the following schedule: 20% vested immediately upon grant and the remainder shall vest at the rate of 20% per year over four years, beginning January 1, 2001 and

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continuing until January 1, 2004. Such options are evidenced by a stock option agreement between the Company and Executive, a copy of which is attached hereto as Exhibit B. Further, on March 4, 2002, the Board of Directors of the Company
   ---------
granted to Executive an additional stock option to purchase 20,000 shares of the Company's common stock at an exercise price equal to the fair market value per share of the Company's common stock on that date ($16.49), which options shall vest on January 1, 2005; said additional options shall be evidenced by a stock option agreement in a form that is substantially similar to Exhibit B attached
                                                            ---------
hereto.

     (d) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company.

     (e) Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's executive officers under the Company's executive vacation policy; provided, however, that Executive's vacation shall not be less than three weeks per calendar year.

     (f) Pension, Incentive Benefit Plans, and Medical Insurance. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all welfare benefit plans or programs maintained by the Company from time to time for the benefit of its executive officers including, without limitation, all medical, dental, vision, life insurance and long-term disability plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, 401(k) and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its executive officers, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below).

     Notwithstanding any provision(s) of this Agreement to the contrary, (1) if the Company terminates Executive's employment hereunder pursuant to Section 6(b) due to his Disability or terminates Executive's employment hereunder pursuant to
Section 6(c) without Cause, (2) if Executive terminates his employment hereunder for Good Reason (as defined in Section 21), or (3) if Executive's employment hereunder continues until December 31, 2005, the Company shall be obligated, on and/or after the applicable Date of Termination under Section 7(b), to continuously provide (with no break(s) in coverage) medical, dental and vision coverage under the Company's medical, dental and vision insurance plans and programs as in effect from time to time with respect to group(s) of the Company's non-bargaining unit active employees (the "Salaried Group Insurance Coverage") for Executive and his spouse for the remainder of their respective lives; provided, however, that to the extent that Executive and his spouse on
       -----------------
and/or after such Date of Termination are ineligible for such Salaried Group Insurance Coverage, the Company shall be obligated to continuously provide (with no break(s) in coverage) medical, dental and vision coverage under the Company's medical, dental and vision insurance plans and programs as in effect from time to time with respect to group(s) of the Company's bargaining unit active employees (the "Hourly Group Insurance Coverage") for Executive and his spouse for the remainder of their respective lives. Notwithstanding the foregoing provisions of this Section 5(f) and to the extent that Executive and his spouse, on and/or after the applicable Date of

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Termination, are ineligible for Salaried Group Insurance Coverage and/or Hourly
Group Insurance Coverage, the Company shall obtain and continuously maintain (with no break(s) in coverage) medical, dental and vision insurance coverage for Executive and his spouse for the remainder of their respective lives through policy(ies) issued by an insurance company (the "Individual Insurance Coverage") that will provide medical, dental and vision benefits to Executive and his spouse that are comparable to such benefits provided under the Salaried Group Insurance Coverage (or, in the absence of any such Salaried Group Insurance Coverage, such benefits provided under the Hourly Group Insurance Coverage). The Salaried Group Insurance Coverage, Hourly Group Insurance Coverage, and/or Individual Insurance Coverage shall be provided at no cost to Executive and/or his spouse, except to the extent that (x) the monthly costs of such Salaried Group Insurance Coverage, Hourly Group Insurance Coverage and/or Individual Insurance Coverage after the applicable Date of Termination exceed (y) the actual monthly costs to the Company of providing Salaried Group Insurance Coverage to Executive and his spouse immediately prior to Executive's applicable Date of Termination (the "Pre-Termination Salaried Group Insurance Coverage Costs") (such increases in monthly Group Insurance Coverage costs are hereinafter referred to as the "Difference"), in which case Executive shall pay fifty percent (50%) of the Difference, but in any event Executive's obligation to reimburse the Company for post-termination costs of Salaried Group Insurance Coverage, Hourly Group Insurance Coverage and/or Individual Insurance Coverage shall never exceed 50% of the Pre-Termination Salaried Group Insurance Coverage Costs.

     (g) Life Insurance. During the Employment Period and thereafter as provided herein, the Company shall maintain a policy of insurance on Executive's life in the face amount of Four Hundred Thousand Dollars ($400,000) comparable at all times in term and scope with the policy described in Schedule 5(g) attached
                                                     -------------
hereto, of which policy the Executive will be the owner. All of the premiums on such policy shall be paid by the Company during the Executive's employment hereunder.

     (h) Automobile Allowance. During the Employment Period, Executive shall be entitled to an automobile allowance not to exceed $1,000 per month. The amount of the allowance shall cover all expenses related to the maintenance of a business use automobile, including maintenance, depreciation, insurance and business-related mileage.

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     (i) Housing Allowance. During the Employment Period, Executive shall be
         -----------------
entitled to a housing allowance equal to a minimum of $8,000 per calendar quarter (the "Housing Allowance"), which amount shall be reviewed annually by the Company's Board of Directors to determine the adequacy of such amount for the next calendar year of Executive's Employment Period. For purposes of determining Executive's compensation upon termination as provided in Section 8 hereof, Executive's "Base Salary" shall mean and include the annual base salary as determined pursuant to Section 5(a) hereof, plus the amount of Executive's Housing Allowance for the 12-month period ending on the Date of Termination under Section 7(b).

     6. Termination. Executive's employment hereunder may be terminated during
        -----------
the Employment Period under the following circumstances:

     (a) Death. Executive's employment hereunder shall terminate upon his death.

     (b) Disability. The Company shall have the right to terminate Executive's employment hereunder upon his Disability.

     (c) With or Without Cause. The Company shall have the right to terminate Executive's employment hereunder at any time with or without Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment if, in the good faith judgment of the Company, it is determined that
Executive:

          (i) has engaged in willful misconduct, or breach of fiduciary duty involving personal profit;

          (ii) has engaged in willful or repeated failure to substantially perform his duties or obligations hereunder (other than due to physical or mental impairment);

          (iii) has been convicted of, or has plead guilty or nolo contendere to, a felony; or

          (iv) has engaged in a material breach of any of the covenants set forth in Sections 9(a) or (c).

     (d) Voluntary. Executive shall have the right to terminate his employment hereunder at any time by providing the Company with a Notice of Termination.

     7. Termination Procedure.
        ---------------------

     (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

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     (b) Date of Termination. "Date of Termination" shall mean (i) if
Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b) or 6(c), immediately upon delivery of a Notice of Termination to Executive (unless a later date is set forth in the Notice of Termination), and (iii) if Executive's employment is terminated pursuant to Section 6(d), ninety (90) days following the delivery of a Notice of Termination to the Company; provided that, in the case of this clause (iii), the Company may determine upon receipt of the Notice of Termination that Executive's Date of Termination shall be immediate or some time prior to the expiration of the ninety-day notice period.

     8. Compensation Upon Termination. In the event Executive's employment
        -----------------------------
terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

     (a) Death. If Executive's employment is terminated by his death:

          (i) the Company shall pay to Executive's beneficiary, legal representative or estate, as the case may be, the aggregate of (1) a Pro Rata share of the Bonus Opportunity, (2) Executive's Base Salary through the Date of Termination, and (3) accrued vacation through the Date of Termination, which amount shall be payable as soon as practicable following the Date of Termination, but in any event not later than sixty (60) days thereafter;

          (ii) the Company shall reimburse Executive's beneficiary, legal representative or estate, as the case may be, pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

          (iii) Executive's beneficiary, legal representative or estate, as the case may be, shall be entitled to any other rights, compensation and/or benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below).

     (b) Disability. If Executive's employment is terminated for Disability pursuant to Section 6(b):

          (i) the Company shall pay to Executive the aggregate of (1) a Pro Rata share of the Bonus Opportunity, (2) Executive's Base Salary through the Date of Termination, and (3) accrued vacation through the Date of Termination, which amount shall be payable as soon as practicable following the Date of Termination, but in any event not later than sixty (60) days thereafter;

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          (ii) the Company shall reimburse Executive pursuant to Section 5(d)
     for reasonable expenses incurred, but not paid prior to such termination of employment; and

          (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below).

     (c) Without Cause. If Executive's employment is terminated by the Company without Cause:

          (i) the Company shall:

               (1) continue paying Executive his Base Salary in accordance with the Company's customary payroll practices through the earlier of (A) twenty-four (24) months following the Date of Termination or (B) December 31, 2005; provided, however, in no event shall the Company
                             --------  -------
          continue paying Executive his Base Salary for less than twelve (12) months following the Date of Termination; provided, further, that the
                                                    --------  -------
          Company's obligation to continue such payments shall cease on the earlier of (I) the date, if any, on which Executive becomes employed by a subsequent employer and is eligible to receive substantially similar compensation from such subsequent employer (but Executive shall not be required to seek other employment), or (II) the date Executive materially breaches the covenants set forth in Section 9(a) or (c); and

               (2) pay to Executive the aggregate of (Y) a Pro Rata share of the Bonus Opportunity, and (Z) accrued vacation through the Date of Termination, which aggregate amount shall be payable as soon as practicable following the Date of Termination, but in any event not later than sixty (60) days thereafter;

          (ii) to the extent permitted by applicable law, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (as applicable) through the earlier of (A) twenty-four (24) months following the Date of Termination or (B) December 31, 2005, the life insurance plans and programs in which Executive, his spouse and his dependents (as applicable) were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, however, in no
                                                   --------  -------
     event shall the Company continue such benefits on behalf of Executive for less than twelve (12) months following the Date of Termination; provided,
                                                                     --------
     further, that the Company's obligations to continue such benefits shall
     -------
     cease upon the earlier of (I) the date the date Executive materially breaches the covenants set forth in Section 9(a) or (c), or (II) the date or dates on which Executive becomes employed by a

                                       7

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     subsequent employer and is eligible to receive coverage and benefits from such subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided, further,
                                                          --------  -------
     that Executive shall not be required to seek other employment or benefits;

          (iii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment;

          (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below); and

          (v) any unvested stock options held by Executive shall immediately vest and Executive shall be entitled to exercise the stock options pursuant to the terms and conditions of any Company agreement or plan then in effect; provided that Executive has not materially breached any of the covenants set forth in Sections 9(a) or (c), Executive shall be entitled to exercise such options for at least one (1) year following the Date of Termination.

          (vi) This Section 8(c) shall not apply if the Company terminates Executive's employment without Cause during the Window Period (as defined below). In the event that such termination is during the Window Period, the terms of Section 8(e) shall govern the parties' rights and obligations hereunder.

     (d) Cause; Voluntary. If Executive's employment is terminated by the Company for Cause pursuant to Section 6(c) or by Executive for any reason:

          (i) the Company shall pay Executive his Base Salary and, to the extent required by applicable law, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

          (ii) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

          (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below).

          (iv) This Section 8(d) shall not apply if Executive terminates his employment for Good Reason during the Window Period (as defined below). In such an event, the terms of Section 8(e) shall govern the parties' rights and obligations hereunder.

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     (e) Window Period after a Change of Control. If, during the Window Period,
(1) the Company initiates the procedure to terminate Executive's employment without Cause, or (2) if Executive initiates the procedure to terminate his employment for Good Reason (as defined below):

          (i) the Company shall pay to Executive the aggregate of: (1) Executive's Base Salary through the Date of Termination, (2) accrued vacation through the Date of Termination and (3) a Pro Rata Share of the Bonus Opportunity;

          (ii) in addition, the Company shall make a cash payment equal to two
     (2) times the sum of: (1) Executive's annual Base Salary; and (2) the greater of (A) the bonus amount paid or payable (including any amounts payable under the bonus plan referenced in Section 5(b) hereof) to Executive for the fiscal year of the Company immediately preceding the Change of Control Date (provided, however, that the average of such bonus amounts for the two (2) fiscal years of the Company immediately preceding the Change of Control Date shall be used if available) or (B) the bonus amount paid or payable to the Executive for the fiscal year of the Company ending immediately prior to the Date of Termination (provided, however, that the average of such bonus amounts for the two (2) fiscal years of the Company ending immediately prior to the Date of Termination shall be used if available);

          (iii) to the extent permitted by applicable law, the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents (as applicable) through the earlier of (A) twenty-four (24) months following the Date of Termination or (B) December 31, 2005, the life insurance plans and programs in which Executive, his spouse and his dependents (as applicable) were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, however, in no
                                                   --------  -------
     event shall the Company continue such benefits on behalf of Executive for less than twelve (12) months following the Date of Termination; provided,
                                                                     --------
     further, that the Company's obligations to continue such benefits shall
     -------
     cease upon the date or dates on which Executive becomes employed by a subsequent employer and is eligible to receive coverage and benefits from such subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided, further,
                                                          --------  -------
     that Executive shall not be required to seek other employment or benefits;

          (iv) the Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid, prior to such termination of employment;

          (v) Executive shall be entitled to any other rights, compensation, and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company, including, but not limited to, the Executive Deferred Compensation Agreement (as defined below);

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

          (vi) any unvested stock options held by Executive shall immediately vest and Executive shall be entitled to exercise the stock options pursuant to the terms and conditions of any Company agreement or plan then in effect; provided, however, that Executive in all cases shall be entitled to exercise such options for at least one (1) year following the Date of Termination;

          (vii) all amounts payable to Executive by the Company pursuant to this
     Section 8(e) shall be paid in cash in a single lump sum as soon as practicable, but in no event more than ten (10) business days (or at such earlier or later date required by law), following the Date of Termination; and

          (viii) The foregoing notwithstanding, the total of the severance payments payable under this Section 8(c) shall be reduced to the extent (but only to the extent) that the payment of such total severance payments (as determined in good faith by the Company's certified public accountants) would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended. For the purpose of determining whether such total severance payments would constitute an "excess parachute payment" under Code Section 280G, the "base amount" computed under Code
     Section 280G shall be allocated to the total severance payments (the portion of the base amount so allocated shall be an amount which bears the same ratio to the base amount as the present value of such total severance payments bears to the aggregate present value of all "parachute payments" under Code Section 280G).

     9. Confidential Information; Ownership of Documents; Non-Competition.
        -----------------------------------------------------------------

     (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts of Executive in violation of this Agreement). Except as may be required or appropriate in connection with carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. The obligations in this Section 9(a) shall only apply during the Employment Period and until the second (2nd) anniversary of the Executive's Date of Termination.

     (b) Removal of Documents; Rights to Products. All records, filings, drawings, documents, models, equipment, and the like relating to the Company's business which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

     (c) Protection of Business. During the Employment Period and until the second anniversary of Executive's Date of Termination (but only in the event Executive is terminated by the Company for Cause or Executive terminates his employment without Good Reason), Executive shall not (i) engage, anywhere within the geographical areas in which the Company or any of its affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization,
(ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any customer of any of the Designated Entities, or (iii) solicit any officer, employee or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. If, at any time, the provisions of this Section 9(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 9(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

     (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, Executive agrees that the Company shall be entitled to seek injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient. If the Company's attempt to secure such an injunction is not successful, the Company shall pay or reimburse all reasonable attorneys' fees and other expenses and other costs incurred by Executive in connection with such attempt. `

     (e) Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.

     10. Successors; Binding Agreement.
         -----------------------------

     (a) This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this

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

Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Failure of the Company to obtain the agreement of any successor to be bound, directly or indirectly, by the terms of this Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall immediately entitle Executive, at his sole option and election, to compensation from the Company in the same amount and on the same terms as Executive would be entitled in the event of a termination of employment without Cause. Except as herein provided, this Agreement may not otherwise be assigned by the Company (other than to a subsidiary or affiliate) without the prior written consent of Executive.

     (b) The services to be provided by Executive to the Company hereunder are personal to Executive, and Executive's duties may not be assigned by Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts payable to Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, in the absence of such designee, to Executive's estate.

     11. Notice. All notices or other communications which are required or
         ------
permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

     If to Executive:      Ronald A. Aramini
                           3014 River Brook Lane
                           Birmingham, Alabama 35242
                           Facsimile:  (205) 408-4375

     If to the Company:    Pemco Aviation Group, Inc.
                           1943 North 50th Street
                           Birmingham, Alabama  35212
                           Attn:  Chairman of the Board
                           Facsimile:  (205) 595-6631

or to such other address as any party may have furnished to the other in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following such mailing.

     12. Miscellaneous. No provisions of this Agreement may be amended, modified
         -------------
or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

     13. Validity. The invalidity or unenforceability of any provision or
         --------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. Counterparts. This Agreement may be executed in one or more
         ------------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     15. Entire Agreement. This Agreement sets forth the entire agreement of the
         ----------------
parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     16. Withholding. All payments hereunder shall be subject to any required
         -----------
withholding of federal, state and local taxes pursuant to any applicable law or regulation.

     17. Section Headings. The section headings in this Agreement are for
         ----------------
convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     18. Public Disclosure. No press release or other public disclosure, either
         -----------------
written or oral, of this Agreement or its terms shall be made by Executive without the prior written consent of the Company.

     19. Indemnification. From and after the date of this Agreement, the Company
         ---------------
hereby covenants and agrees to indemnify and hold harmless Executive in a manner at least consistent with the provisions of the Company's Certificate of Incorporation and By-laws, as in effect on the date of this Agreement.

     20. Governing Law. The provisions of this Agreement shall be construed and
         -------------
enforced in accordance with the laws of the State of Delaware.

     21. Definitions. Certain capitalized terms not otherwise defined in the
         -----------
body of this Agreement shall have the meanings set forth below:

          "Bonus Opportunity" means the bonus that Executive would have earned for the fiscal year in which employment termination occurs under any and all bonus plans in effect during such year, including but not limited to the bonus plan referenced in Section 5(b) of this Agreement. This amount shall be determined in good faith at the sole discretion of the Company's Board of Directors. Wherever this Agreement provides for a payment based on the Bonus Opportunity, the Board, in setting the amount of the payment pursuant to any applicable bonus plan(s), shall presume that the Company's minimum performance for such fiscal year will be comparable to the Company's performance through the Date of Termination for such fiscal year if such performance were extrapolated for the entire fiscal year, but the Company's Board of Directors shall not be bound by this minimum performance extrapolation if the Company's Board of Directors expects the Company's actual results for such fiscal year to exceed the minimum performance extrapolation.

          "Change of Control" shall have the meaning accorded thereto in Exhibit C hereto.
     ---------

          "Change of Control Date" means the date on which a Change of Control occurs.

          "Executive Deferred Compensation Agreement" means that certain deferred compensation agreement between the Company and Executive, a true and correct copy of which is attached hereto as Exhibit D.
                                                     ---------

          "Good Reason" means the occurrence of any of the following, without the express written consent of Executive, after the occurrence of a Change of Control:

               (i) the assignment to Executive of any duties inconsistent in any material adverse respect with Executive's position, authority or responsibilities as contemplated by Section 3 of this Agreement, or any other material adverse change in such position, including titles, authority or responsibilities;

               (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Executive; or

               (iii) the Company's requiring Executive to be based, or to perform a substantial portion of his duties with the Company, at any office or location more than 20 miles from that location at which he performed his services specified under the provisions of Section 3 immediately prior to the Change of Control Date, except for travel reasonably required in the performance of Executive's responsibilities.

          "Pro Rata" means the number of days elapsed prior to Executive's Date of Termination as a percentage of the number of days in the fiscal year.

          "Window Period" means the nine (9) month period immediately following a Change of Control Date.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                                  Company:

                                                  Pemco Aviation Group, Inc.,
                                                  a Delaware corporation


                                                  By: /s/ H.T. Bowling
                                                      --------------------------
                                                  Name: H.T."Skip" Bowling
                                                  Title: Vice Chairman, Director


                                                  Executive:


                                                  /s/ Ronald A. Aramini
                                                  ------------------------------
                                                  Name:  Ronald A. Aramini

                                    EXHIBIT A

                       (2001 Incentive Compensation Plan)

     [See attached.]

                                    EXHIBIT B

                            (Stock Option Agreement)

     [See attached.]

                                    EXHIBIT C

                                Change of Control
                                -----------------

     A "Change of Control" shall occur if:

     (a) the individuals who, as of December 1, 1999, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 1, 1999 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

     (b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any such individual, entity or group which includes a member of the Incumbent Board, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power"); or

     (c) consummation of a merger or consolidation involving the Company, or a sale or disposition of all or substantially all of the Company's assets, or a plan of liquidation or dissolution of the Company, other than (i) a merger or consolidation in which the holders of the voting securities of the Company outstanding immediately prior to the merger or consolidation hold at least a majority of the Voting Power of the surviving corporation immediately after such merger or consolidation, (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) by which no person, other than any individual, entity or group which includes a member of the Incumbent Board, acquires more than 50% of the Voting Power of the Company, or
(iii) a merger or consolidation in which the Company is the surviving corporation and such transaction was determined not to be a Change of Control, which transaction and determination was approved by a majority of the Board in actions taken prior to, and with respect to, such transaction.

                                    EXHIBIT D

                    Executive Deferred Compensation Agreement
                    -----------------------------------------

                                 (See attached)

                                  SCHEDULE 5(g)

                             (Life Insurance Policy)

     [See attached Certificate of Insurance]